                                                                      Exhibit 12

                      Ratio of Earnings to Fixed Charges*
                      ----------------------------------

                                                                     Year Ended December 31,                      Six Months Ended
                                               ----------------------------------------------------------------       June 30,
                                                                                                      1999       ------------------
                                                  1995      1996      1997       1998       1999   Pro forma(1)   2000   2000PF(1)
                                               ----------------------------------------------------------------  ------------------
Pre-tax Income before extraordinary items
 and cumulative effect of accounting change    $ 46,565  $ 99,151   $180,301   $109,528   $150,153   $181,571   $ 41,124   $ 85,392

Fixed Charges (Gross Interest, Debt Discount,
 Issuance Costs, and Cap. Int.)                  63,646    40,801      9,044     40,158     76,200    523,727     85,260    271,438
 Interest Expense, Unconsolidated Affiliates        380     6,975      9,891      8,376      1,058      4,003        273      1,629
                                               ------------------------------------------------------------------------------------
                                                 64,026    47,776     18,935     48,534     77,258    527,730     85,533    273,067

Capitalized Interest                             (4,317)   (7,023)    (7,802)   (15,546)   (16,300)  (148,017)   (15,800)   (72,571)
Construction Capitalized Interest,
 Unconsolidated Affiliates                         (380)   (6,975)         -          -          -          -          -          -
                                               ------------------------------------------------------------------------------------
                                                 (4,697)  (13,998)    (7,802)   (15,546)   (16,300)  (148,017)   (15,800)   (72,571)
                                               ------------------------------------------------------------------------------------
Total Earnings                                  105,894   132,929    191,434    142,516    211,111    561,284    110,857    285,888
                                               ====================================================================================
Ratio of Earnings to Fixed Charges                 1.65      2.78      10.11       2.94       2.73       1.06       1.30       1.05
                                               ====================================================================================

* The calculation of "Total Earnings" does not include the amortization of interest previously capitalized due to immateriality.
    The calculation of "Fixed Charges" does not include the interest factor of rental expense due to immateriality.

(1) Pro forma to give effect to the acquisition of Mirage Resorts, Incorporated.